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                                                                    Exhibit 23.2


The Board of Directors
The Thaxton Group, Inc.

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (No. 333-55022) of The Thaxton Group, Inc. of our report dated March 27, 2001, except for notes 7 and 10, as to which the date is April 4, 2001, related to the audits of the consolidated financial statements of The Thaxton Group, Inc. at December 31, 2000 and 1999, and for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ Cherry, Bekaert & Holland, LLP


Charlotte, North Carolina
April 10, 2001